UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2018

SEMPRA ENERGY

(Exact name of registrant as specified in its charter)

CALIFORNIA	1-14201	33-0732627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 8th AVENUE, SAN DIEGO, CALIFORNIA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (619) 696-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 18, 2018, Sempra Energy (the “Company”) entered into a cooperation agreement (the “Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”), Bluescape Resources Company LLC (“Bluescape”) and Cove Key Management, LP (together with Elliott and Bluescape, each an “Investor” and collectively, the “Investors”).

In connection with the Agreement, the Company and the Investors have worked cooperatively together to identify a discrete list of final director candidates (each, an “Approved Candidate”) and expect to work together so that the Company can announce and appoint two new directors to the board of directors of the Company (the “Board”) in the coming weeks that are mutually agreed between the Company and the Investors. In furtherance of the foregoing, under the Agreement, the Company agreed to: (i) at the time that the Board appoints the first of the New Directors (as defined below) to the Board, increase the size of the Board from 14 to 16 directors to create two Board vacancies, (ii) mutually agree with the Investors on two individuals for appointment to the Board and appoint such directors (each, a “New Director” and together the “New Directors”) to the two Board vacancies, (iii) (A) nominate the New Directors as directors of the Company, (B) recommend that the common stock shareholders vote to elect the New Directors to the Board and (C) use its reasonable best efforts (including the solicitation of proxies) to obtain the election of the New Directors to the Board, at the 2019 annual meeting of holders of the Company’s common stock (the “2019 Annual Meeting”) and, if the Cooperation Period (as defined below) under the Agreement is extended to the Outside Expiration Time (as defined below), at the 2020 annual meeting of holders of the Company’s common stock, provided that each New Director continues to meet certain qualification requirements and (iv) limit the size of the Board to no more than 15 directors from the conclusion of the 2019 Annual Meeting through the end of the Cooperation Period under the Agreement. The Agreement acknowledges that Debra L. Reed will retire from the Board, as previously announced, effective as of December 1, 2018. In addition, the Company agreed that William G. Ouchi, Ph.D., will not be nominated to stand for re-election as a director at the 2019 Annual Meeting, which is in accordance with the Company’s policy that directors should not stand for re-election after having attained age 75.

The Company also agreed to rename the LNG Construction and Technology Committee as the “LNG and Business Development Committee” (the “Committee”) and to amend the charter of the Committee such that the Committee’s mandate will be to (i) work with management and the Board to conduct a comprehensive business review of the Company (the “Business Review”), which will be presided over by the chair of the Committee, (ii) review and analyze issues pertaining to the Business Review, subject to the direction of the Board, (iii) oversee the management and resolution of issues relating to the Business Review, subject to the direction of the Board and (iv) report to the Board the results of the Business Review and the corresponding formal recommendations of the Committee. The Committee’s initial membership will consist of the Committee’s three prior members, William C. Rusnack, James C. Yardley, and Alan L. Boeckmann. Upon the appointment of a New Director to the Board, the Board will take all necessary actions to appoint the New Director to the Committee. Mr. Boeckmann will continue to be the chair of the Committee.

The Agreement provides that at any meeting of holders of the Company’s common stock during the Cooperation Period, each of the Investors will vote all shares of common stock of the Company that it or certain of its affiliates have the right to vote in favor of the election of directors nominated and recommended by the Board for election and in accordance with the recommendations of the Board except with respect to certain extraordinary transactions.

Under the Agreement, the Investors have agreed to certain customary standstill and mutual non-disparagement restrictions until December 31, 2019, which is subject to extension until September 30, 2020 (the “Outside Expiration Time”) under certain circumstances (such period as it may be extended, the “Cooperation Period”). The Investors agree that during the Cooperation Period they will not comment publicly on the Board or the Company’s management, strategy, operations or financial results or any transactions involving the Company or any of its subsidiaries, other than with respect to certain specified transactions.

A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, dated as of September 18, 2018, by and between Elliott Associates, L.P., Elliott International, L.P., Bluescape Resources Company LLC, Cove Key Management, LP and Sempra Energy

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY

Date: September 18, 2018

By:	/s/ Trevor I. Mihalik
Name:	Trevor I. Mihalik
Title:	Executive Vice President and Chief Financial Officer